FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Growth Fund
Date of Offering	10/1/2014
Purchase Date	9/30/2014
Settlement Date	10/3/2014
Security Name	Zalando SE
CUSIP	99A0TTBZ8
Offering Price (per share/par, USD$)	EUR 21.50 / $27.16
Purchase Price (per share/par, USD$)	EUR 21.50 / $27.16
Shares/Par Purchased	68,958
Compensation Paid to Underwriters (USD$)	EUR 0.3225 / $0.4074
Total Paid by Fund (including fees, USD$)	EUR 1,482,597 / $1,872,891
Class Size	24,476,223
Allocation to Fund (as % of Class)	0.2817%
Affiliated Underwriter	Morgan Stanley
Underwriter Purchased From:	Goldman Sachs & Co.
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Goldman Sachs & Co.
Underwriting Members: (3)	Credit Suisse
Underwriting Members: (4)	Deutsche Bank
Underwriting Members: (5)	JP Morgan
Underwriting Members: (6)	Jefferies
Underwriting Members: (7)	Stifel
Underwriting Members: (8)
Underwriting Members: (9)
Underwriting Members: (10)